Exhibit 10.3

TECHNOLOGY ACQUISITION AGREEMENT

ThisTECHNOLOGY ACQUISITION AGREEMENT(the “Agreement”) is dated effective as of March 16, 2006 (the “Effective Date”) by and among FermaVir Pharmaceuticals, Inc., a Florida corporation (“Fermavir”) and Fermavir Research, Inc., a Delaware corporation (“Fermavir Research”, and together with Fermavir referred herein as the “Company”), on the one hand, and Chris McGuigan, a resident of Wales, Erik DeClercq, a resident of Belgium and Jan Balzarini, a resident of Belgium (collectively, “Holders”), on the other hand, with reference to the facts and circumstances set forth in the Recitals below.

RECITALS

A. Fermavir Research is a wholly owned subsidiary of Fermavir as a result of the shareholders of Fermavir Research, including Mr. McGuigan, exchanging shares of Fermavir Research for shares of Fermavir on August 16, 2005 (the “Exchange”).

B. At the time of the Exchange Fermavir had raised $2,118,000 of capital in a private placement (“Initial Financing”), and has applied a portion of the net proceeds thereof to pay obligations of Fermavir incurred to acquire the Core Technology (as defined below), Core Technology Development (define below) and general working capital.

C. The Company will apply the remaining proceeds from the Initial Financing and will seek additional equity or debt financing to fund the Core Technology Development, proved that certain key milestones have been achieved.

D. The execution of this Agreement is a condition of the execution of a Restricted Stock Purchase Option Agreement by Mr. McGuigan, which gives the Company the option to acquire 926,100 shares of Fermavir owned by Mr. McGuigan, in the event a critical milestone is not met, as well as the agreement of Messrs. DeClercq and Balzarini that certain options granted to them by the Company may be cancelled by the Company at its option if the same critical milestone has not been achieved (collectively the “Company’s Option”).

E. Subject to the terms and conditions of this Agreement, Company desires to grant to the Holders an option to acquire the Core Technology from Company in the event that the Company exercises the Company’s Option.

F. The parties are executing this Agreement to memorialize their understanding regarding the foregoing.

AGREEMENT

NOW, THEREFORE, in consideration of the above Recitals, the mutual promises and covenants set forth herein, and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The terms below when used herein shall have the following meanings:

(a) “Acquisition Option”shall have the meaning given in Section 2.1 below.

(b) “Affiliate” with respect to any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with such Person.

(c) “Agreement” shall mean this Agreement and all exhibits and schedules hereto, as the same may from time to time be amended or supplemented by one or more instruments executed by the Parties hereto.

(d) “Company Records” shall have the meaning given in Section 3.3 below.

(e) “Core Technology” shall mean all intellectual property and technology underlying the Fermavir Technology, all divisionals, continuations, continuations-in-part, substitutions, conversions, prolongations, extensions, reissues, reexaminations, or renewals thereof, and any and all Improvements, trade secrets, know how or other proprietary rights related thereto.

(f) “Core Technology Development” shall mean Company’s research and development relating to the Core Technology.

(g) “Development Period” shall mean the two (2) year period between the Closing and the second anniversary of the Closing.

(h) “Development Report” shall have the meaning given in Section 3.3(b) below.

(i) “Direct Offering Expenses” shall mean the sum of commissions, agent and underwriter expense reimbursements, legal, accounting, expert and due diligence expenses, filing, printing and listing fees borne by the issuer of securities in any financing.

(j) “Exercise Date”shall mean the date the Exercise Notice has been delivered to Company.

(k) “Exercise Notice”shall have the meaning given in Section 2.2 below.

(l) “Exercise Period”shall mean, subject tolling pursuant to Section 3.3 below, the thirty (30) day period immediately following the Company’s exercise of the Company’s Option.

(m) “Fermavir Technology”shall mean all “Licensed Products,” Licensed Subject Matter,” “Patent Rights” and “Technology Rights” or other rights granted directly or indirectly by University Cardiff Consultants Limited to Fermavir Research pursuant to that Patent and Technology License Agreement made February 2, 2005, as amended.

(n) “Improvements” shall mean any improvement, refinement, enhancement or other modification of the Fermavir Technology that Company develops during the Development Period.

(o) “Liabilities” shall mean claims, liabilities and obligations of every nature or kind, whether accrued, absolute, contingent or otherwise and whether asserted or unasserted, known or unknown and whether due or to become due.

(p) “Parties” shall mean Company and the Holders.

(q) “Person” shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization or a federal, state, city, municipal or foreign government or an agency or political subdivision thereof.

ARTICLE 2

GRANT OF ACQUISITION OPTION

2.1 Grant of Acquisition Option. Subject to the terms and conditions herein, Company hereby grants to the Holders an option (the “Acquisition Option”) to acquire the Core Technology from Company. The option may be exercised if Company exercises the Company’s Option.

2.2 Exercise of Option. Provided that the condition set forth in Section 2.1 above has been met, the Holders may exercise the Acquisition Option during the Exercise Period by delivering nominal consideration equal to $1.00 to the Company and written notice (the “Exercise Notice”) signed by at least two of the Holders to either Fermavir or Fermavir Research in any manner permitted under Section 4.4 below. The Company shall then have 10 days (the “Cure Period”) to retract its exercise of the Company’s Option. In the event that the Company fails to retract, or otherwise states in writing that they do not wish to retract, the Company’s Option within the Cure Period, the exercise of the Acquisition Option shall become effective as of the end of the last day of the Cure Period. The Acquisition may only be exercised in whole and not in part.

2.3 Intentionally deleted.

2.4 Core Technology Assignment. Within thirty (30) days after the Exercise Notice has become effective, Company shall transfer, in exchange for the consideration set forth in Section 2.3, all rights, title and interest in and to the Core Technology, without any encumbrance or lien (but subject to any development or research right or licenses granted by the Company prior to the Exercise Date and the payment of the Purchase Note), and deliver the Core Technology, including any documentation thereto, to the Holders or any assignee of the Holders,including, without limitation, University Cardiff Consultants Limited, as directed in the Exercise Notice. To the extent any of the rights, title and interest in and to Core Technology cannot be assigned by Company to Holders, Company will grant to Holders or any assignee of the Holders an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to the Core Technology can be neither assigned nor licensed by Company to Holders, Company will irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against Holders or any of Holders’ successors in interest to such non-assignable and non-licensable rights, title and interest.

2.5 Cooperation in Perfecting Rights to Core Technology

(a) Company agrees to perform, within one hundred twenty (120) days after the assignment of the Core Technology set forth in Section 2.4, all acts and deliver all documents deemed necessary by Holders to permit and assist Holders, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Core Technology. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration and memorialization of assignment of the Core Technology and any applicable patents, copyrights, mask work, or other applications and (ii) in the enforcement of any ownership rights in and to the Core Technology and any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights.

(b) In the event that Holders are unable for any reason to secure Company's signature to any document required to evidence Holders’ ownership in and to the Core Technology or to file, prosecute, register, or memorialize the assignment of the Core Technology or any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary rights related to the Core Technology, Company hereby irrevocably designates and appoints each Shareholder, severally and not jointly, as Company's agent and attorney-in-fact to act for and on Company's behalf and instead of Company, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the transfer of all right, title, and interest in and to the Core Technology to Holders after delivery of the Exercise Notice, and the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of any ownership right in and to the Core Technology, any patents, copyrights, mask works, moral rights, trade secrets or other rights relating to the Core Technology, all with the same legal force and effect as if executed by Company.

ARTICLE 3

OWNERSHIP AND OBLIGATIONS OF COMPANY

3.1 Ownership of Core Technology. Subject to the Acquisition Option, Company is and shall remain at all times, during the term of this Agreement, the sole and exclusive owner of the Core Technology and neither the Holders nor any third party shall have any right or interest therein.

3.2 Maintenance and Enforcement of Ownership Rights.

(a) Maintenance. During the term of this Agreement, Company shall prepare, file, prosecute and maintain any and all patent applications and patents, and other intellectual property rights, relating to the Core Technology. If Company fails to take any action reasonably necessary to prepare, file, prosecute or maintain patents and patent applications, and other intellectual property rights relating to the Core Technology, the Holders may take such action on behalf of Company and at Company’s expense after first providing Company with thirty (30) days written notice of its intention to do so. Company shall promptly reimburse the Holders for all reasonable out-of-pocket expenses the Holders have incurred, or may incur in the future, for such preparation, filing, prosecution and maintenance.

(b) Enforcement. During the term of this Agreement, Company shall actively prosecute actions and/or lawsuits against third parties for infringement of Company’s rights in the Core Technology. All costs and expenses associated with such actions and lawsuits shall be borne by Company, which shall be solely entitled to the full amount any recovery received as a result thereof, whether by adjudication or settlement.

(c) Notice to Holders. Company agrees to notify the Holders promptly in the event Company becomes aware of any infringement of any right of Company in the Core Technology. Moreover, Company shall keep the Holders informed of the status of any prosecution of actions or lawsuits against third parties for infringement.

3.3 Reports and Records.

(a) Record Keeping. During the Development Period, Company shall keep complete, accurate and authentic accounts, notes, data and records, including, without limitation, any and all ideas for technical solutions, designs, drawings, schematics, technical data, prototypes, inventions, or other intellectual property, relating to the Core Technology Development (collectively, “Company Records”).

(b) Reports. Simultaneously with exercising the Company’s Option, the Company shall furnish the Holders with a report (the “Development Report”) setting forth: (i) the Core Technology Development performed by Company during the Development Period and a description (including patents and patent filings) of the Core Technology; and (ii) any other information the Holders may reasonably request to be included in such Development Report.

(c) Audit Rights. To ensure compliance with the terms of this Agreement, the Holders shall have the right to inspect and audit Company Records (including the Development Report) and Company’s bookkeeping records relating to the Core Technology with the assistance of professional consulting, law and accounting firms that are reasonably acceptable to Company. All representatives of such firms involved in the inspection and audit shall be required to sign reasonable nondisclosure agreements and to abide by reasonable site security requirements when carrying out the inspection and audit. The inspection and audit shall be conducted during normal business hours at Company’s offices in such a manner as not unreasonably to interfere with Company’s normal business activities. Any such inspection and audit shall be at the Holders’ sole expense.

(d) New Development Report. If any inspection and audit of the Development Report discloses material discrepancies as to the Core Technology, then (i) Company shall pay to the Holders the reasonable fees and expenses charged by the professional consulting, law, accounting firms and (ii) the Parties shall promptly engage a mutually agreeable independent party to provide a final Development Report. The finding by such independent party shall be binding upon the Parties. Company shall pay the expenses arising from the work performed by such independent party.

(e) Tolling of Exercise Period. The Parties agree that the Exercise Period shall be tolled for the duration of any audit pursuant to sub-section (c) above, and any engagement by an independent party and preparation of a final Development Report pursuant to sub-section (d) above.

3.4 Termination. The Company’s obligations under this Article 3 shall terminate and be of no further force or effect upon the later of: (a) the transfer of the Core Technology under Sections 2.3 and 2.4 hereof, if the Acquisition Option; or (b) end of the Exercise Period, if the Acquisition Option is not exercised.

ARTICLE 4

MISCELLANEOUS PROVISIONS

4.1 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York applicable to agreements executed and to be performed solely within such State without regard to conflicts of laws.

4.2 Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of New York, or in the United States District Court for the Eastern or Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The prevailing party or parties in any such litigation shall be entitled to receive from the losing party or parties all costs and expenses, including reasonable counsel fees, incurred by the prevailing party or parties.

4.3 Captions. The Article and Section captions used herein for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

4.4 Notices. Any notice or other communication required or permitted hereunder shall be deemed sufficiently given when delivered in person, one business day after delivery to a reputa-ble overnight carrier, four business days if delivered by regis-tered or certified mail, postage prepaid or when sent by telecopy with a copy following by hand or overnight carrier or mailed, certified or registered mail, postage prepaid, addressed as follows:

If to the Company:

FermaVir Pharmaceuticals, Inc.
Fermavir Research, Inc.
420 Lexington Avenue, Suite 445
New York, NY 10170
Attn: President

with a required copy to:

Jeffrey Fessler, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Floor
New York, NY 10018

If to Holders:

Chris McGuigan
Cardiff University
Redwood Building
King Edward VII Avenue
Cardiff CF10 3XF Wales, United Kingdom

Erik DeClercq
Rega Institute
Minderbroeders Straat 10
B-3000 Leuven, Belgium

Jan Balzarini
Rega Institute
Minderbroeders Straat 10
B-3000 Leuven, Belguim

4.5 Parties in Interest. With the exception of the Holders’ right to request transfer of the Core Technology to and to effectuate the acquisition of the Core Technology through an assignee, this Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

4.6 Counterparts. This Agreement may be executed in two or more counterparts and delivered by facsimile all of which taken together shall constitute one instrument.

4.7 Entire Agreement. The Exchange Agreement and this Agreement, including the exhibits hereto and the other documents referred to herein which form a part hereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

4.8 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by Company and the Holders.

4.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

4.10 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, undersigned parties have executed this Technology Acquisition Agreement, as of the day and year first above written.

“FERMAVIR:”	FermaVir Pharmaceuticals, Inc.
a Florida corporation

By: /s/ Geoffrey W. Henson
Name: Geoffrey W. Henson
Title: President

“FERMAVIR RESEARCH:”	FermaVir Research, Inc.
a Delaware corporation

By: /s/ Geoffrey W. Henson
Name: Geoffrey W. Henson
Title: President

“HOLDERS:”	/s/ Chris McGuigan Chris McGuigan

/s/ Erik De Clercq Erik De Clercq

/s/ Jan Balzarini Jan Balzarini